Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue Pittsburgh, PA 15219-1800
News Release	Tel 412 227 2001
FOR IMMEDIATE RELEASE	www.koppers.com

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412 227 2118
BallLM@koppers.com

Koppers Holdings Inc. Announces Closure of Carbon Black Plant

PITTSBURGH, December 5, 2011 – Koppers Holdings Inc. (NYSE:KOP) has committed to cease manufacturing operations at its carbon black manufacturing facility in Kurnell, New South Wales, Australia. The decision, which will affect approximately 65 employees, was made as a result of a detailed analysis of the manufacturing assets in light of deteriorating operating conditions including raw material availability and cost, competition in export markets due to the strength of the Australian dollar, and a variety of other factors. Manufacturing operations at the facility will cease during the week of December 5, 2011 and the facility will transition to closure over the next four months. The Company will continue to maintain a presence in Australia through its tar distillation facility as well as its business operations in treated utility poles and related products.

In addition to a previously announced non-cash impairment charge of approximately $22 million, the Company expects the closure plan to result in a pre-tax charge to earnings of approximately $14 to 18 million over two years. The total after-tax charge to earnings for the closure costs is expected to be $7 to 9 million, of which approximately $6 to 8 million is expected to be incurred in the fourth quarter of 2011. The cost components the Company expects to incur associated with the closure plan include costs relating to severance, demolition, site remediation, and inventory write-downs.

Of the pre-tax charges of $14 to 18 million, approximately $12 to 16 million is expected to negatively impact cash flow, of which approximately $1 million is expected to be paid during the fourth quarter of 2011. The net cash impact of the closure is estimated to be minimal due to the positive effect of reduced working capital combined with tax deductions that are expected to reduce future income tax payments.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

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Safe Harbor Statement

The statements made in this press release regarding the amount and timing of the charge to earnings the Company expects to record, the estimates of the total costs and the expected cash outlays constitute forward looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statements as a result of various important factors, including: finalization of employee severance arrangements; finalization of the accounting impact of the closures; higher than expected demolition, site clearing, environmental remediation or asset retirement costs; and other factors and risks discussed in the Company’s 2010 Annual Report on Form 10-K which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.